Exhibit 10.1

ARATANA THERAPEUTICS, INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2016 by and between ARATANA THERAPEUTICS, INC.  (the “Company”) and Brent Standridge (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A.As of the date of this Agreement, the Executive is engaged as a consultant to the Company pursuant to the terms of that certain Consulting Agreement, effective as of January 25, 2016 (the “Consulting Agreement”), by and between the Executive and the Company.

B.The Company desires to employ the Executive to serve as its Chief Operating Officer, subject to the terms and conditions set forth in this Agreement, commencing on or about July 1, 2016 (the actual date on which the Executive commences employment, the “Effective Date”).

C.The Executive desires to accept such employment by the Company, subject to the terms and conditions set forth in this Agreement, effective as of the Effective Date.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.Employment.

1.1Offer and Acceptance of Employment.    The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company, in each case effective as of the Effective Date and otherwise subject to the terms and conditions set forth in this Agreement.

1.2Title.   The Executive’s position shall be designated as Chief Operating Officer, subject to the terms and conditions set forth in this Agreement.

1.3Term.  The term of this Agreement shall begin on the Effective Date and shall continue until terminated pursuant to Section 4 herein (the  “Term”); provided, however, that the Parties expressly acknowledge and agree that the Executive’s employment with the Company is at will and may, subject to the provisions of Section 4, be terminated by the Company or by the Executive at any time for any reason or for no reason.

1.4Duties.  During the Term, the Executive shall (a) perform such services as are normally associated with the position of Chief Operating Officer and (b) report to the Company’s President and Chief Executive Officer.

1.5Policies and Practices.  The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and the Company’s board of directors or an authorized committee thereof (the “Board”).  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices as in effect from time to time, this Agreement shall control.

1.6Location.  Unless the Parties otherwise agree in writing, during the Term the Executive shall perform the services the Executive is required to perform pursuant to this Agreement at a business office established by the Company in the Kansas City metropolitan area; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.Loyal And Conscientious Performance; Noncompetition.

2.1Loyalty.    During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that, subject to Section 2.2 and Section 2.3 and the terms of the Non-Disclosure and Assignment Agreement (as defined below) and provided that such activities do not materially interfere with the performance of the Executive’s duties under this Agreement, the Executive may participate in the activities listed on Exhibit A attached hereto, as well as charitable, community or civic activities, and any other activities that may be disclosed by the Executive in writing in advance to, and approved by, the Board after the date hereof.  For the avoidance of doubt, notwithstanding other activities in which the Executive may engage during the Term under the immediately preceding sentence, the Executive’s employment with the Company is intended to be full-time.

2.2Covenant Not to Compete.  The Executive acknowledges and agrees that the business of the Company is global in scope. The Executive further acknowledges and agrees that during the course of his employment with the Company he will learn confidential information relating to the Company and its business and business strategies and will develop business relationships on behalf of the Company at the Company’s expense.  The Executive acknowledges and agrees that if he were to divert this information and the relationships to a competitor, the Company would suffer irreparable harm to its business and goodwill in an amount that cannot be readily quantified.  Accordingly, the Executive agrees that during the Term and the Noncompetition Period (as defined below), the Executive shall not engage in competition with the Company and/or any of its Affiliates (as defined below), either directly or indirectly, in any manner or capacity, as adviser, principal, agent, Affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant or member of any association or otherwise, in any phase of the business of developing, licensing, manufacturing, distributing or marketing of products or services that are in the same Field of Use (as defined below) or which are otherwise in competition with the actual or reasonably anticipated products or services of the Company at the time of his separation from the Company, except with the prior written consent of the Board.  For purposes of this Agreement: (i) “Noncompetition Period” means the period of six (6) months following the termination of the Executive’s employment for any reason; and (ii) “Field of Use” means the field of companion animal therapeutics.  The Executive acknowledges and agrees that because of the global scope of the Company’s business, this restriction shall cover the United States of America and Europe.  For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.  Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions or as a passive investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation identified on Exhibit C attached hereto or with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.2.

2.3Covenant Not To Solicit.  The Executive agrees that during the Term and for one (1) year following the termination of his employment for any reason, he shall not, directly or indirectly, solicit or recruit any employees of the Company to terminate their work for the Company or to perform services in competition with the Company.

2.4Acknowledgement Regarding Indemnification.  The Company and the Executive expressly acknowledge and agree that the Executive shall, at all times during the Term of this Agreement, be deemed to be and qualify as an “officer” for purposes of Article IX of the Company’s bylaws as in effect as of the Effective Date and shall be entitled to all of the rights and remedies relating to the indemnification of officers of the Company pursuant thereto.

3.Compensation of the Executive.

3.1Base Salary.  The Company shall pay the Executive a base salary at the rate of Three Hundred Thousand U.S. Dollars ($300,000.00) per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.  The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.  The Base Salary shall be subject to review and adjustment from time to time by and at the sole discretion of the Board.

3.2Annual Bonus.  The Executive shall have a targeted annual cash performance bonus (the “Bonus”) payment of thirty-five percent (35%) of the Base Salary with respect to each calendar year, subject to the Executive’s continued employment with the Company as of the end of such calendar year and contingent upon (a) successful achievement of corporate objectives established from year to year by the Board, which objectives may be modified by the Board, and/or (b) other adjustments that the Board deems appropriate.  Any Bonus pursuant to this Section 3.2 shall be paid as promptly as practicable following the end of the applicable calendar year, but not later than March 15th of the following calendar year, and may be prorated for any partial year of employment.

3.3Equity Compensation.

3.3.1Stock Option.

(i)On the Effective Date or as soon as reasonably practicable thereafter,  subject to the approval of the Board,  the Company shall grant the Executive a stock option (the “Stock Option”) pursuant to the Company’s 2013 Incentive Award Plan or such other equity incentive plan or similar plan in effect at the time the Stock Options are granted (the “Plan”) to purchase 83,333 shares (adjusted for any stock splits, reverse stock splits or other changes affecting the shares that may occur prior to the date of grant) of the Company’s common stock (“Common Stock”), at a per share exercise price equal to the fair market value of a share of Common Stock (as defined in the Plan) on the date of grant.

(ii)The Stock Option shall be granted subject to the terms and conditions of the Plan and a written stock option agreement to be entered into by the Company and the Executive in the form of the Company’s standard stock option agreement (the “Option Agreement”). The Option Agreement shall provide, among other things, that (A) the Stock Option shall be an “incentive stock option” to the extent possible under applicable law and (B) the shares of Common Stock underlying the Stock Option (the “Option Shares”) shall vest: (x) as to 1/4th of the Option Shares, upon the first (1st) anniversary of the Effective Date of the Stock Option; and (y) as to the remaining Option Shares, in equal monthly installments over the next thirty-six (36) months such that all shares shall be vested as of the fourth (4th) anniversary of the Effective Date of the Stock Option, subject to the Executive’s continued employment with the Company on each such vesting date; provided,  however, that: the Stock Option shall be subject to accelerated vesting as provided in Section 4.5.1 and Section 4.5.3(iii).

3.3.2Restricted Stock Award.

(i)On the Effective Date or as soon as reasonably practicable thereafter,  subject to the approval of the Board,  the Company shall grant the Executive an award of restricted stock (the “Restricted Stock Award”) pursuant to the Plan for 41,667 shares of Common Stock (adjusted for any stock splits, reverse stock splits or other changes affecting the shares of Common Stock that may occur prior to the date of grant).

(ii)The Restricted Stock Award shall be granted subject to the terms and conditions of the Plan and a written award agreement to be entered into by the Company and the Executive in the form of the Company’s standard restricted stock agreement (the “Restricted Stock Award Agreement”). The Restricted Stock Award Agreement shall provide, among other things, that all shares of Common Stock underlying the Restricted Stock Award shall vest in one-third (1/3) increments annually upon the anniversary of the Effective Date such that all shares shall be vested as of the third  (3rd) anniversary of the Effective Date, subject to the Executive’s continued employment with the Company on each such vesting date; provided,  however, that the Restricted Stock Award shall be subject to accelerated vesting as provided in Section 4.5.1 and Section 4.5.3(iii).

3.4Expense Reimbursements.  The Company will reimburse the Executive for all reasonable business expenses the Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, provided that the Executive supplies the appropriate substantiation for such expenses.  Any amounts payable under this Section 3.4 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the Executive incurred the expenses.  The amounts provided under this Section 3.4 during any taxable year of the Executive’s will not affect such amounts provided in any other taxable year of the Executive’s, and the Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

3.5Employment Taxes.  All of the Executive’s compensation shall be subject to all applicable federal, state and local taxes and withholdings, as well as any others that the Company determines it is legally required to withhold.

3.6Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including any 401(k) plan with Company matching, disability insurance plan and life insurance plan, that may be in effect from time to time and made available to the Company’s senior management employees, including with respect to additional coverage for spouses, domestic partners and eligible dependents. Notwithstanding the foregoing, the Executive shall not be entitled to participate in any Company severance plan or program except as set forth in Section 4.5.

3.7Vacation.  The Executive shall be entitled to three (3) weeks’ paid vacation time per year, subject to a maximum accrual of three (3) weeks, and paid personal time off, in each case, in accordance with the Company’s policies.

4.Termination.

4.1Termination by the Company.  The Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1Termination by the Company for Cause.  The Company may terminate the Executive’s employment under this Agreement for Cause by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination.  Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2Termination by the Company Without Cause.  The Company may terminate the Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason, by delivery of written notice to the Executive.  Any notice of termination given pursuant to this Section 4.1.2 shall effect the termination of the Executive’s employment hereunder as of the date of such notice, or as of such other date as is specified in such notice.

4.2Termination by the Executive.  The Executive’s employment with the Company is at will and may be terminated by the Executive at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.2.1Termination by the Executive for Good Reason.  The Executive may terminate his employment under this Agreement for Good Reason in accordance with the procedures specified in Section 4.6.2 below.

4.2.2Termination by the Executive Without Good Reason.  The Executive may terminate his employment under this Agreement for other than Good Reason at any time.

4.3Termination for Death or Complete Disability.  The Executive’s employment with the Company shall automatically terminate effective upon the date of the Executive’s death or Complete Disability (as defined below).

4.4Termination by Mutual Agreement of the Parties.  The Executive’s employment with the Company may be terminated at any time upon a written mutual agreement of the Parties.  Any such termination of employment shall have the consequences specified in such agreement.

4.5Compensation Upon Termination.

4.5.1Death or Complete Disability.  If the Executive’s employment shall be terminated by death or Complete Disability as provided in Section 4.3, the Company shall pay to the Executive, or to the Executive’s heirs, as applicable, the Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, plus all other amounts to which the Executive is entitled under any compensation plan or practice of the Company at the time of termination, less standard deductions and withholdings.  In addition, the vesting and/or exercisability of each of the Executive’s outstanding stock awards (including any stock options, restricted stock or other awards granted to the Executive by the Company) shall be automatically accelerated on the date of termination as to the number of stock awards that would have vested over the twelve (12) month period following the date of termination had the Executive remained continuously employed by the Company during such period.  The Company shall thereafter have no further obligations to the Executive and/or to the Executive’s heirs under this Agreement, except as otherwise provided by law.

4.5.2With Cause or Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment hereunder without Good Reason, the Company shall pay to the Executive the Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, plus all other amounts to which the Executive is entitled under any compensation plan or practice of the Company at the time of termination, less standard deductions and withholdings.  The Company shall thereafter have no further obligations to the Executive under this Agreement, except as otherwise provided by law.

4.5.3Without Cause or for Good Reason.  If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment hereunder for Good Reason, the Company shall pay to the Executive the Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, plus all other amounts to which the Executive is entitled under any compensation plan or practice of the Company at the time of termination, less standard deductions and withholdings.  In addition, subject to the Executive’s: (i) furnishing to the Company an executed waiver and release of claims in substantially the form attached hereto as Exhibit B (which form may be amended to comply with legal requirements arising after the Effective Date) (the “Release”) no later than forty-five (45) days following the Executive’s termination; and (ii) allowing the Release to become effective in accordance with its terms, the Executive shall be entitled to the following:

(i)payment in an amount equal to fifty percent (50%) of the Executive’s annual Base Salary in effect at the time of termination (or 100% of the Executive’s Base Salary in effect at the time of termination, in the event the termination occurs within twelve (12) months following the date of the consummation of a Change in Control (as defined below) (such period, the “Double-Trigger Period”)) (with the amount of the Base Salary determined prior to any reduction in the Base Salary that would give rise to the Executive’s right to voluntarily resign for Good Reason pursuant to Section 4.6.2), less standard deductions and withholdings, paid in equal installments over a period of six (6) months (or twelve (12) months, in the event the termination occurs during the Double-Trigger Period) following the date of termination pursuant to the Company’s standard payroll practices (the “Cash Severance”),  provided that any Cash Severance which would otherwise be payable prior to the 45th day following the date of Executive’s termination of employment shall be cumulated and paid in a lump-sum on the first ordinary payroll date that occurs on or after the 45th day following the date of Executive’s termination of employment;

(ii)should the Executive timely elect to continue Company-sponsored group health insurance benefits in accordance with the provisions of COBRA or a similar applicable state law (“State Continuation”), as applicable, following the date of termination, to the extent that doing so will not result in adverse tax consequences or violate applicable law, the Company shall pay the full premium for such group health insurance continuation benefits for the Executive and any eligible dependents for a period of six (6) months (or twelve (12) months, in the event the termination occurs during the Double-Trigger Period) after the effective date of the Release; provided,  however, that any such payments will cease if the Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. The Executive agrees to promptly notify the Company in writing of any such enrollment. For purposes of this Section 4.5.3(ii), references to COBRA or State Continuation premiums shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan; and

(iii)in the event that the termination occurs during the Double-Trigger Period, the vesting and exercisability of each of the Executive’s outstanding stock awards (including any stock options, restricted stock or other equity awards granted to the Executive by the Company) shall be automatically accelerated in full on the effective date of the Release, which shall mean at target for any portion of an award that vests based on the achievement of performance goals.

4.6Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1Complete Disability.  “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, even with reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of long-term disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, even with reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician mutually acceptable to the Board and the Executive, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company, even with reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2Good Reason.  “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i)a material diminution in the Executive’s authority, duties or responsibilities relative to his authority, duties or responsibilities in effect immediately prior to such reduction;

(ii)a material change in the geographic location at which the Executive must perform his duties to a point that is located more than fifty (50) miles from the outer limits of the Kansas City metropolitan area;

(iii)a material diminution by the Company of the Executive’s base compensation as initially set forth herein or as the same may be increased from time to time; or

(iv)any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to the Executive under this Agreement;

provided, however, that such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (x) the Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (y) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (z) the Executive terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.3Cause.  “Cause”  for the Company to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion:

(i)the Executive’s conviction of any felony or any crime involving moral turpitude or dishonesty; or against the Company;

(ii)the Executive’s participation in a fraud involving the Company or any of its affiliates;

(iii) the Executive’s willful and material breach of the Executive’s duties hereunder that is not cured within thirty (30) days after the Executive’s receipt of written notice from the Board of such breach;

(iv)the Executive’s intentional and material damage to the Company’s property; or

(v)the Executive’s material breach of the Non- Disclosure and Assignment Agreement (as defined below);

provided, however, that prior to the determination that Cause under this Section 4.6.3 has occurred, the Company shall: (w) provide to the Executive in writing, in reasonable detail, the reasons for the determination that such Cause exists; (x) other than with respect to clause (iii) above which specifies the applicable period of time for the Executive to remedy his breach, afford the Executive a reasonable opportunity to remedy any such breach; (y) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive’s employment hereunder for such Cause; and (z) make any decision that such Cause exists in good faith.

4.6.4Change in Control.  “Change in Control”  shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (a) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (b) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (ii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or (iii) there is consummated a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity more than fifty percent (50%) of the combined voting power of the voting securities of which entity is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; provided, however, that the term “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

4.7Survival of Certain Sections.  Sections 2.2, 2.3, 2.4, 4, 5, 6, 7, 8, 9, 12, 13, 16 and 18 of this Agreement will survive the termination of this Agreement.

4.8Parachute Payment.  If any payment or benefit the Executive would receive pursuant to this Agreement (each, a “Payment”) would: (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be equal to the largest portion of the Payment (including all of it) which, after taking into account all applicable federal, state and local income and employment taxes (all computed at the highest applicable marginal rate), and the Excise Tax, if applicable, results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment, whether or not all or some portion of the Payment is subject to the Excise Tax.  If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.  Notwithstanding anything to the contrary set forth herein, the Executive may not elect the order in which the reduction in the Executive’s payments or benefits will occur if such election would cause any such amounts to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code such that the Executive would incur the additional twenty percent (20%) tax under Section 409A of the Code (the “409A Tax”).  In addition, if a different order of reduction is required to avoid the 409A Tax, that order shall apply.

The accounting firm then engaged by the Company for general audit purposes shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

4.9Application of Internal Revenue Code Section 409A.  Notwithstanding anything to the contrary set forth herein, any Cash Severance amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” within the meaning of Section 409A of the Code, unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the 409A Tax.  To the extent any Cash Severance amounts: (i) are paid following the date of termination of the Executive’s employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (ii) are paid following said March 15, such Cash Severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision; and (iii) are in excess of the amounts specified in clauses (i) and (ii) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until six (6) months and one (1) day after the Executive’s separation from service if the Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.  In the event that a six (6) month and one (1) day delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period the Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

5.CONFIDENTIAL AND PROPRIETARY INFORMATION.  As a condition of employment, the Executive agrees to execute and abide by the Company’s standard form of Non-Disclosure and Proprietary Rights Assignment Agreement (the “Non-Disclosure and Assignment Agreement”).

6.ASSIGNMENT AND BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes and the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.NOTICES.  All notices or demands of any kind required or permitted to be given by the Company or the Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Aratana Therapeutics, Inc.
11400 Tomahawk Creek Parkway, Suite 340
Leawood, KS 66211
Attention: General Counsel

If to the Executive, to the address set forth on the signature page hereto.

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

8.CHOICE OF LAW.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware.  The Executive and the Company consent to non-exclusive personal jurisdiction in any state and, if otherwise permitted by law, federal court situated in the State of Delaware for the resolution of all claims arising under this Agreement that are subject to resolution in court rather than through arbitration.

9.INTEGRATION.  This Agreement, including Exhibit A, Exhibit B, and Exhibit C, together with the Non-Disclosure and Assignment Agreement, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior oral and written employment agreements or arrangements between the Parties (notwithstanding the foregoing, Section 8 (Survival) of the Consulting Agreement shall continue to apply as contemplated/agreed between the Parties following the expiration or termination of the Consulting Agreement).

10.AMENDMENT.  This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

11.WAIVER.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.SEVERABILITY.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13.INTERPRETATION; CONSTRUCTION.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.REPRESENTATIONS AND WARRANTIES.  The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15.COUNTERPARTS.  This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

16.ARBITRATION.  To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in Leawood, Kansas conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  ACCORDINGLY, THE EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY WAIVE ANY RIGHT

TO A JURY TRIAL IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law.  The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee.  The arbitrator shall have the discretion to award attorneys’ fees to the party the arbitrator determines is the prevailing party in the arbitration; provided, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within sixty (60) days following any such award, but, to the extent the Executive is the prevailing party, in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the Parties’ obligations pursuant to the provisos set forth above shall terminate on the tenth (10th) anniversary of the date of the Executive’s termination of employment.  Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining equitable relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, the Executive and the Company each have the right to resolve any issue or dispute involving a claim of misappropriation or infringement of confidential, proprietary or trade secret information, or intellectual property rights, in any court of competent jurisdiction instead of via arbitration.

17.TRADE SECRETS OF OTHERS.  It is the understanding and intention of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information.  The Executive shall not provide to the Company and/or its Affiliates or use on their behalf any such information or any documents or copies of documents containing such information.

18.ADVERTISING WAIVER.  The Executive agrees to permit, during and following the term of this Agreement, and without receiving additional compensation, the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company appear.  The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN  WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Aratana Therapeutics, Inc.

By: /s/ Steven St. Peter

Name:  Steven St. Peter

Its:    President and CEO

Executive:

/s/ Brent Standridge

Brent Standridge

Address: XXXXX XXXXX XXXX XXXXXX

XXXXXXX,  KS XXXXX

EXHIBIT A

PERMITTED ACTIVITIES

None.

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated as of July 1, 2016 (the “Employment Agreement”), to which this form is attached, I, Brent Standridge, hereby furnish ARATANA THERAPEUTICS, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by Section 4 of the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver, except claims that the law does not permit me to waive by signing this Release and Waiver (including my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation).  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Kansas Anti-discrimination Act and the Kansas Age Discrimination in Employment Act.

Notwithstanding the foregoing, nothing in this Release and Waiver shall constitute a release by me of any claims or damages based on any right I may have to enforce the Company’s executory obligations under the Employment Agreement, or my eligibility for indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to my liability as an employee or officer of the Company, or my rights pursuant to my stock awards (including any stock options, restricted stock or other awards granted to me by the Company) pursuant to their terms.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Non-Disclosure and Assignment Agreement.  Pursuant to the Non-Disclosure and Assignment Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must promptly return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Non-Disclosure and Assignment Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:
	Name:	Brent Standridge

EXHIBIT C

ADDITIONAL PERMITTED INVESTMENTS

None.